EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY FILES VOLUNTARY CHAPTER 11 PETITION

Company Expects to Continue Operations and Pursue Proposed Strategic Transaction with Sumitomo Precision Products Co., Ltd. As It Seeks to Maximize Value on Behalf of All of Its Stakeholders

SCOTTS VALLEY, Calif., June 10, 2009—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, and its subsidiaries, Aviza, Inc. and Trikon Technologies, Inc., today filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code.

As a result of the global economic recession, demand for semiconductor manufacturing equipment has declined dramatically. Over the past several months, Aviza has undertaken significant efforts to reduce its expenses and working capital requirements in response to these unprecedented market conditions. These efforts have included significant work force reductions, executive salary cuts, mandatory time off for all of the company’s employees and significant decreases in non-labor expenses.  At the same time, the company has been working with Needham & Company, LLC to review and pursue financial and strategic options for the company to maximize value on behalf of all of the company’s stakeholders, including merging with or into another company, a sale of all or substantially all of the company’s assets, and the liquidation or dissolution of the company through bankruptcy proceedings.  The continuing declines in orders from and shipments to customers and related cash collections, the recent acceleration of the company’s borrowings under its secured credit facility, and the company’s inability to identify new sources of liquidity have caused the company to seek bankruptcy protection in order to better manage its operations through an orderly restructuring process.

Prior to the commencement of the Chapter 11 case, Aviza executed a nonbinding letter of intent to sell certain of its assets and businesses to Sumitomo Precision Products Co., Ltd. (“SPP”).  Through the bankruptcy proceedings, the company intends to pursue its proposed strategic transaction with SPP and effectuate other significant asset sales in order to maximize value on behalf of all of the company’s stakeholders. The company expects to continue essential operations, including product support, service and warranty programs, during this process.

“We have been working hard to find a buyer that would best leverage our products and provide on-going support to our customers,” commented Jerry Cutini, Aviza’s President and CEO.  “Through this voluntary bankruptcy process, we can continue to operate our business and pursue an orderly transition to SPP with minimal impact on our customers and employees.”

Forward-Looking Statements

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, information concerning our Chapter 11 filing, our proposed strategic transaction with SPP, our prospects for continuing to operate our business and fulfilling our contractual obligations and all statements containing the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements.

Certain risks and uncertainties related to the Chapter 11 process include risks that:

•	these bankruptcy proceedings could harm our business, results of operations, financial condition and relationships with our employees, customers and suppliers;

•
we may not be able to obtain court orders on desired terms, including our ability to use available cash to meet essential ongoing obligations; we may not have sufficient cash to fund our operations and may not be able to obtain additional financing on desired terms or court approvals required for such financing, if any, that may be available; a court having jurisdiction over our operations may issue orders or otherwise act or omit to act in a manner that harms our operations; and we may not timely obtain the requisite approvals of affected creditors or the bankruptcy court for our intended restructuring plan, leading to the liquidation of our assets;

•	our common stock will likely have no future value and may be cancelled in connection with the bankruptcy proceeding;

•
the staff of the NASDAQ Stock Market will likely send us a letter to the effect that our common stock will be delisted from the NASDAQ Global Market unless we timely request a hearing and obtain relief from delisting; NASDAQ may suspend trading in our shares; we may decide not to seek a hearing, which would lead to a delisting of our shares in the near future; and even if we do elect a hearing, our efforts to avoid delisting may not be successful and our shares would then be delisted;

•
we may not be able to continue our operations and restructure successfully during the pendency of the bankruptcy proceedings, which could affect our ability to attract a buyer or buyer’s for our businesses or assets or the consideration a buyer would be willing to pay for our businesses or assets; and

•
the instability of the global economy and an inability to obtain debtor-in-possession financing in the credit markets may lower our prospects for achieving or sustaining essential operations during the pendency of the bankruptcy proceedings.

Other factors that may harm our business, results of operations, financial condition and prospects for restructuring and other important factors are detailed in our various Securities and Exchange Commission filings, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on the forward-looking statements in this press release.  We assume no obligation to update forward-looking statements.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.aviza.com.

SOURCE: Aviza Technology, Inc.

Aviza Technology, Inc.
Patrick C. O’Connor, +1-831-439-6360
Chief Financial Officer
Fax: +1-831-439-6320
pat.oconnor@aviza.com